EXHIBIT 10.35

BRADY CORPORATION

ADDENDUM TO THE BRADY CORPORATION 2017 OMNIBUS INCENTIVE PLAN
FOR PARTICIPANTS IN FRANCE

STOCK OPTIONS

SECTION I. INTRODUCTION

This Addendum contains the terms of Stock Options granted under the Brady Corporation 2017 Omnibus Incentive Plan (“the Plan”) to Eligible Participants in France.

The rules contained in the Plan will apply to Options granted under this Addendum unless specifically stated otherwise.

This Addendum applies to Awards made to Eligible Participants who are working in France or are a French tax resident as defined by French tax legislation at Grant Date. Nevertheless, the Administrator may also consider applying the Addendum to Awards made to mobile employees moving to France after the Grant Date.

The French Addendum contains the terms of “Nonqualified Stock Option Awards” or “Incentive Stock Options” which refer to Award of Stock Options granted in accordance with the Plan as amended and restated in the Addendum.

For the avoidance of doubt, these rules have been set in order to comply with the meaning of:

–Articles L 225-177 to L 225-186-1 of the French Commercial Code for legal purposes;
–Article 80 bis of the French General Tax Code for tax purposes;
–Articles L242-1, II, 6° and L.137-13 of the French Social Security Code for social security purposes.

Consequently, the terms “Stock Options”, “Options”, “Nonqualified Stock Options”, “Incentive Stock Options” and “Awards” herein shall be construed and interpreted accordingly.

The present French Addendum is not applicable to Restricted Stock Units, Restricted Stock, Stock Appreciation Rights, Unrestricted Stock and Cash Incentive Awards.

Rules governing Restricted Stock Units are subject to a different Addendum governing Free Shares Awards made to Participants in France.

The terms and conditions of this Addendum are identical to the Plan except as provided below. They have to be read in conjunction with the Plan rules. In the event of any conflict between the terms and conditions of this Addendum and the Plan, the provisions of this Addendum shall prevail for the grants made hereunder.

SECTION II. DEFINITIONS

1. “Award”, notwithstanding any other provision of the plan, the following provision is added in Section II, 2.04 of the Plan:

Notwithstanding any provision of the Plan, “Award” means a grant of Stock Options subject to the restrictions stated in the Plan rules for Options as amended by this Addendum. Awards made under this Addendum cannot therefore take the form of Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Unrestricted Stock, or Cash incentive Awards.

2. “Eligible Individual”, notwithstanding any other provision of the plan, the following provisions are added in Section II, 2.13 and Paragraph 5.01 of the Plan:

Notwithstanding any provision of the Plan, the “Eligible Participants” in France to whom Stock Options may be granted according to Section VI of the Plan are defined as follows:

a. Stock Options may only be granted to employees or Corporate Officers in the US and to the following Corporate Officers in France: “Président du Conseil d’Administration”, “Directeur Général”, “Directeurs Généraux délégués”,

Members of the “Directoire”, “Gérant” of the “Société par Actions”, “Président d’une Société par Actions simplifiée” of the granting Corporation or of any Parent or Subsidiary of the granting Corporation.

Participants who are eligible to be granted Stock Options shall consist exclusively of employees with a valid employment contract (“contrat de travail”) at Grant Date, and/or Corporate Officers with or without an employment contract.

No Stock Options can be granted under this Addendum to non-employee members of the Board, consultants and advisors.

b. The Eligible Participants to receive Stock Options must be employed / appointed by the Corporation or within the group, i.e.:

–Those companies in which the Corporation holds at least 10% of the voting rights and/or equity directly or indirectly;

–Those companies which hold at least 10% of the voting rights and/or equity directly or indirectly in the Corporation;

–Those companies in which 50% of the equity or voting rights are held, directly or indirectly, by a Corporation which itself holds at least 50% of the Corporation.

c. Stock Options may not be granted to employees or Corporate Officers holding more than 10% of the issued share capital of the Corporation or any holder who, after having received Shares under this Addendum, would hold more than 10% of the issued share capital in the Corporation.

3. “Stock Options”, notwithstanding any other provision of the plan, the following provision is added in Section II, 2.33 of the Plan:

Notwithstanding any provision of the Plan, Stock Options granted to employee and/or Corporate Officers in France are also governed by a specific Addendum. Options granted under Section 2, 2.33 of the Plan shall be designated as Qualifying Stock Options in France, within the meaning of the conditions set forth in the French commercial code (articles L 225-177 to L 225-186-1 of the French Commercial Code).

The purpose of this Addendum is to ensure that Awards of Stock Options over the Common Stock of Brady Corporation are in conformity with the applicable legislation.

SECTION III. SHARES SUBJECT TO AWARD

1. “Shares subject to Stock Options”, notwithstanding any other provision of the plan, the following provisions are added in Paragraph 3.01 of the Plan:

Notwithstanding any provision of the Plan, shares delivered upon exercise of the Options in accordance with the Addendum are existing shares purchased or newly issued shares by the Corporation.

In the case of Stock Options to purchase previously issued Shares, the Corporation shall procure sufficient Shares available for transfer to satisfy the exercise of such Stock Options, at least one day prior to the beneficiary having the right to Exercise the Stock Options.

The shares should be held in an identifiable account.

2. “Award limitations“, notwithstanding any other provision of the plan, the following provisions are added in Paragraph 3.01 of the Plan:

Notwithstanding any provision of the Plan, under French legal provisions, two situations shall be distinguished with respect to options:

–Options granted over market repurchased shares: the total number of options granted giving the right to purchase existing shares shall not exceed 10 % of the Corporation’s issued share capital upon Grant Date. Outstanding Awards shall be treated as Shares in order to determine the threshold of 10% of the granting Company’s share capital. In addition, existing shares shall be purchased by the Company at least one day before the applicable vesting date.

–Options granted over newly issued shares: the number of options granted giving the right to subscribe newly issued shares shall not exceed one third of the Corporation’s issued share capital upon grant date taking into account options resulting from past grants which have not been exercised.

3. “Fixed option price”, notwithstanding any other provision of the plan, the following provisions are added in Paragraph 3.02 of the Plan:

Notwithstanding any provision of the Plan and except for adjustments made pursuant to §4 below, the Option Exercise Price under any outstanding Option granted under the Plan may not be decreased after the Date of Grant nor may any outstanding Option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new Option with a lower Exercise Price.

4. “Changes in Shares”, notwithstanding any other provision of the plan, the following provisions are added in Paragraph 3.02 of the Plan:

a) Equity Restructuring - Notwithstanding any provision of the Plan, this Section applies to French Eligible Participants only in accordance with the dispositions of article L 225-181 of the French Commercial Code.

Where the Corporation is subject to an operation, and such operation results in a Share exchange without cash payment, against the Shares of another Corporation, upon discretionary decision of the Committee, Shares obtained upon exercise of Options will be entirely exchanged for new shares, and the period of time since Option Grant on new shares will be considered as since Option Grant on original shares. The operations referred above are the followings:

a.public offer (with the exception of the Take Over Bid)
b.a merger,
c.a spin-off,
d.the regrouping or division,
e.an employee buy-out further to article 220 of the French Tax Code.

The preceding dispositions are nevertheless, in the cases of mergers or spin-offs, subject to the decision of the Extraordinary Shareholders meeting or meetings deciding upon the merger or the spin-off, who must approve the Share exchange, either directly or through the merger or spin-off plan.

(b) Variation of Share Capital - The Option Exercise Price is determined by the Committee at the time of grant and cannot be adjusted during the Stock Option life.

However, if the Corporation realizes one of the capital operations described in article L 225-181 of the French Commercial Code, the Committee adjusts the number and/or the price of the Stock Options granted to the beneficiaries, so that their economic rights are maintained. The transactions defined in articles L 225-181 of the French commercial code are the following:

a.A capital write-off or reduction,
b.A change to the appropriation of profits,
c.A modification of the dividing up of profits,
d.A free allotment of share,
e.A capitalization by incorporation of reserves, earnings or share premiums;
f.A distribution of reserves in cash or in shares;
g.Any issue of capital securities or securities giving entitlement to an allotment of capital securities conferring a subscription right reserved for shareholders.

In these specific circumstances, the Committee must adjust the exercise price or the number of Shares that the total exercise price remains constant (in value) throughout the entire life of the Options.

Plan Adjustment of Shares:

Accordingly, the Corporation can temporarily suspend the right to exercise Options in order to adjust the Option Exercise Price and/or number of Options in order to ensure that the total of Option Exercise Price remains constant and so that the benefit provided at the time of Option Grant remains entirely constant (in value) throughout the life of the Option.

Upon deciding to proceed to such adjustment, the Committee shall take all the necessary steps to determine the impact of such adjustment on the income tax and social security treatment of Awards made to French Participants and whenever possible, to maintain the tax neutrality of the operation on the treatment of the Award. The Committee shall accordingly inform the Participant concerned.

SECTION IV. ADMINISTRATION

This Addendum does not amend this Section.

SECTION V. PARTICIPATION

“Eligibility”, in Paragraph 5.01 of the Plan:

An amendment to this Section is included in Section II Paragraph 2 of this addendum.

SECTION VI. STOCK OPTION

1. “Grant Price”, notwithstanding any other provision of the plan, the following provisions are added in Paragraph 6.03 of the Plan:

Notwithstanding any provision of the Plan, the Option Exercise Price or the Exercise Price means the amount payable by the Participant upon the date of exercise. In accordance with articles L.225-177 and L.225-179 of the French Commercial Code, the Exercise Price payable per Option upon the exercise date shall be fixed by the Committee on the Date of Grant. In no event shall the exercise price per Option be less than the greatest of:

–With respect to Options granted over market repurchased shares/treasury shares: the higher of either 80% of the average opening price of the shares of Common Stock during the twenty (20) trading days preceding the grant date or 80% of the average purchase price paid by the Company for such shares of Common Stock (if such shares are already held at grant).

–With respect to Options granted over newly issued shares: 80% of the average opening price of the shares of Common Stock during the twenty (20) trading days preceding the date of grant.

This Exercise Price cannot be adjusted during the Stock Options life.

2. “Time restrictions for the Award of Options”, notwithstanding any other provision of the plan, the following provisions are added in Paragraph 6.04 of the Plan:

Notwithstanding any provision of the Plan, no Stock Options Awards can be granted under the present Addendum (also called “frozen windows”):

–Before the end of a period of twenty (20) trading days following a distribution of dividend (being the date equivalent to the detachment of a coupon giving right to a dividend / i.e. record date) or the agreement to an increase in issued share capital by the shareholders of the Company;

–Within ten trading days preceding the date on which the annual and interim consolidated financial statements or, failing that, the annual and half-yearly financial statements are made public, as well as the date of publication;

–Within the period between the date on which the company's corporate bodies become aware of inside information and the date on which this information is made public.

The strict observance of French Grant Date restrictions may not be required where the domestic legislation applicable to the Corporation, and/or the Corporation internal rules provide similar restriction periods relating to grant of Options and consequently, offer equivalent guarantees as the French Commercial Code provisions.

SECTION VII. STOCK APPRECIATION RIGHTS

This Addendum cancels this Section.

SECTION VIII. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

This Addendum cancels this Section.

SECTION IX. UNRESTRICTED STOCK

This Addendum cancels this Section.

SECTION X. CASH INCENTIVE AWARDS

This Addendum cancels this Section.

SECTION XI. PERFORMANCE-BASED AWARDS

This Addendum cancels this Section.

SECTION XII. WITHHOLDING TAXES

“Withholding taxes”, notwithstanding any other provision of the plan, it is added in Paragraph 12.01 of the Plan:

(a) “Mandatory social charges due on Awards. Notwithstanding any provision of the Plan, the French employer or any other entity of the group or the plan administrator shall be responsible for withholding employee’s social security charges and remit both employer’s and employee’s social security contribution, when due in accordance with the provisions of the French Social Security Code, based on the applicable legislation at date of sale of shares.

However, in such event, the Participant remains responsible for bearing employee social charges exclusively and accepts any corresponding withholding from his/her proceeds and/or any further settlement required by the employer in this respect.

The Employer remains responsible for bearing the Employer mandatory social security charges.

(b) Mandatory French income tax withholding. Subject to a change of legislation and/or regulations:
–The Participant shall bear income tax, employee social charges or any employee taxes which are due,
–The Participant expressly and irrevocably agrees:
•to communicate any personal information necessary to comply with the reporting requirements, related to income tax or social charges pursuant to the law,
•that a withholding of Employee social security contributions or income tax at source be withheld on the Share sale proceeds, if necessary.

Failing that and on the express request of the Company or one of its Subsidiaries, the Participant can also be required to pay the amount of employee’s contributions and/or income tax and/or any other tax of any kind owed to the Company or to the Subsidiary concerned, which the Participant expressly undertakes to do.

The Participant expressly and irrevocably agrees that a fraction of vested shares may be sold by the company or one of its subsidiary to cover employee income tax or social tax liabilities or that any other method be implemented in case a withholding would be due, such as withdrawing of shares.

If the Participant has exercised a professional activity in France prior to the date of exercise, a withholding tax will be assessed on the portion of the exercise gain related to the French source activity realized by the non-French tax resident Participant, following of Article 182A of the French tax code.”

As from January 1, 2019, a withholding tax at source is implemented in France for French tax resident beneficiaries. Since the Stock-options granted under the French addendum to the Brady Corporation 2017 Omnibus Incentive Plan are qualified, the stock-option exercise gain should be out of the scope of this withholding tax. However, in case the stock-options would become disqualifying, the employer will be required to withhold income tax on the stock-option exercise gain via the employee payslip and remit it over to the French Tax Authorities.”

SECTION XIII. GENERAL

1. “Participant’s Death”, notwithstanding any other provision of the plan, it is added in Paragraph 13.04 (a & b) of the Plan:

Notwithstanding any provision of the Plan, if an Eligible Participant dies while an Employee by the Corporation, then the Eligible Participant’s personal representative in accordance with the laws of decent shall have the right to exercise the unexercised Stock Options and to transfer of underlying shares in the period of six months following the death of an Eligible Participant.

2. “Restrictions for Corporate Officers”, notwithstanding any other provision of the plan, it is added in Paragraph 13.04 (d) of the Plan:

Notwithstanding any provision of the Plan, the Committee upon Grant of Awards governed by this Addendum to, Eligible Participants, due in respect of their capacity of Corporate Officers of Brady Corporation, may either decide:

–that no Option can be exercised during their mandate prior to their removal from office (“révocation en qualité de mandataire social”); or,

–to determine the amount/percentage of Shares of Common Stock acquired upon Option’s exercise which has to be held by the corporate officers until removal from office (“révocation en qualité de mandataire social”) and cannot consequently be sold for the duration of their mandate.

The renewal of mandate does not constitute a “removal from office” (“révocation en qualité de mandataire social”). A removal from office must be valid pursuant to French laws and regulations.

In case of Participant’s death

Notwithstanding any provision of the Plan and the present Addendum to the contrary, in the event of the Participant’s death, the heirs shall not be subject to the Restriction for Corporate Officers. His/her heirs may request, within a period of time not exceeding six (6) months from the date of death, the exercise of all options and the transfer of underlying shares.

3. Clawback, notwithstanding any other provision of the plan, it is added in Section 13.15 of the Plan:

Notwithstanding the provisions Section XIII, 13.15 of the Plan, the Clawback clause shall not apply to Vested French Qualified Awards, unless subsequently permitted under French Labor Law and the rules of the Plan will be construed accordingly.

4. “Collection, Treatment and Storage of Data” is added in Section 13.16 of the Plan:

Each Participant must expressly authorize the collection, treatment and storage of personal data provided by them to any Group entity or third party service provider, for any purpose related to the implementation of the French Addendum, in accordance with the European General Data Protection Regulation ("GDPR"), which came into force on May 25, 2018. This includes, but is not limited to:

–Management and maintenance of the Participant’s account;
–Communication of information to Group entities, registrars holders, financial intermediaries or third party administrators of the Plan; and,
–Communication of information to future owners of any member of Group or a business thereof in which the Participant works.